KIMBERLY-CLARK BOARD AUTHORIZES ADDITIONAL 50 MILLION

SHARE REPURCHASE PROGRAM

DALLAS, September 15, 2005 – Kimberly-Clark Corporation (NYSE: KMB) today announced that its board of directors has approved the repurchase of 50 million shares of Kimberly-Clark common stock during the next several years. This authorization augments approximately 7 million shares remaining from a June 2004 program. The actual number of shares purchased and the timing of the transactions will depend upon prevailing market conditions.

        In July, Kimberly-Clark announced its plan to boost its share repurchase target to $1.5 billion, up from its previous plan to buy back at least $1.0 billion worth of KMB shares in 2005. During the first half of this year, K-C bought back 7.7 million shares at a total cost of $501 million.

        “Today’s action reflects the continuing strength of our balance sheet and strong cash flow,” said Kimberly-Clark Chairman and Chief Executive Officer Thomas J. Falk. “In the first six months of 2005, we have returned cash to our shareholders of about $900 million through dividends and share repurchases, and in the second half of the year, we expect to return an additional $1.4 billion.”

        Kimberly-Clark’s longer-term objective is to repurchase approximately 2 to 3 percent of the company’s common stock annually. In 2004, the company spent $1.6 billion to repurchase 24.8 million shares. Since 2001, Kimberly-Clark has repurchased approximately 70 million shares and reduced shares outstanding by nearly 57 million to 476.6 million as of June 2005.

About Kimberly-Clark

        Kimberly-Clark and its well-known global brands are an indispensable part of life for people in more than 150 countries. Every day, 1.3 billion people — nearly a quarter of the world’s population — trust K-C brands and the solutions they provide to enhance their health, hygiene and well-being. With brands such as Kleenex, Scott, Huggies, Pull-Ups, Kotex and Depend, Kimberly-Clark holds the No. 1 or No. 2 share position in more than 80 countries. To keep up with the latest K-C news and to learn more about the company’s 133-year history of innovation, visit www.kimberly-clark.com.

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